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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

   GETTY REALTY CORP. DECLARES SPECIAL E&P DIVIDEND; PAYMENT CONDITIONED UPON
                 PROPOSED COMMON STOCK OFFERING AND STOCKHOLDER
                     APPROVAL OF REIT OWNERSHIP LIMITATIONS

         JERICHO, NY, July 17, 2001 --- Getty Realty Corp. (NYSE-GTY) today announced that its Board of Directors had declared a special one-time cash dividend to stockholders of approximately $64.1 million, conditioned upon successful completion of a proposed public offering of approximately 7.7 million shares of Getty common stock and approval by Getty stockholders of ownership limitations typical for real estate investment trusts (REITs) at a special stockholders' meeting scheduled for August 1, 2001. The special dividend represents the company's accumulated "earnings and profits." The special dividend is payable August 2, 2001 to holders of record of Getty's common stock and series A preferred stock at the close of business on July 25, 2001. If the conditions are satisfied, holders of Getty common stock on the record date will receive $4.15 per share, and holders of Getty's series A preferred stock will receive $4.20 per share.

         Due to the relative size and conditional nature of the special distribution, Getty common stock and series A preferred stock will not be traded "ex dividend" on the New York Stock Exchange until after the special distribution is paid. Shares traded after the July 25 record date until the special distribution is paid will be accompanied by a "due bill", reflecting the right (as between buyer and seller) to receive the special distribution as and when paid. Accordingly, holders of Getty common stock and series A preferred stock on the record date must hold the stock until the distribution payment date in order to receive the special distribution.

         Purchasers of Getty common stock in the proposed public offering will not receive any portion of the special dividend on any of the shares of common stock they purchase. Getty common stock sold in the proposed public offering, which is not entitled to the special distribution, will be traded on the NYSE under the temporary symbol "GTY.TMP" until the special distribution is paid. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. No assurance can be given that an offering will be made or consummated.

         If the special distribution is paid, Getty will elect to be taxed as a REIT under the federal income tax laws beginning with the year ending December 31, 2001. As a REIT, the Company would be required at a minimum to distribute at least 90% of its taxable income to stockholders each year. If Getty elects REIT status, it intends to pay common stock dividends of $0.4125 per quarter ($1.65 per share on an annual basis), commencing with the quarterly dividend to be declared in September 2001. Payment of dividends is subject to market conditions, Getty's financial condition, the distribution preferences of Getty's preferred stock and other factors, and therefore cannot be assured.

         Getty Realty Corp. is a real estate company specializing in service stations, convenience stores and petroleum marketing terminals. Getty owns and leases approximately 1,100 properties in the Eastern United States.

         Certain statements in this news release may constitute
"forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used herein, the words "believes", "expects", "plans", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance and achievements of Getty to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

CONTACT: Leo Liebowitz, President and Chief Executive Officer, Getty Realty Corp., 516-338-1222.